Exhibit 10.11

Annual Incentive Plan

Annual Incentive Plan

Table of Contents

Introduction
■	Purpose	3
■	Plan Year	3
■	Important Notes	3

How the Plan Works
■	Eligibility	4
■	Target Bonus Amounts	4
■	Bonus Components	5
■	Participant Personal Performance	5
■	AIP Award Calculation	5

Plan Administration
■	Adding New Participants	7
■	Changes to Target Bonus	7
■	Temporary Absence	7
■	Retirement, Death, or Permanent Disability	8
■	Voluntary Termination	8
■	Involuntary Termination	8

Introduction

Purpose
The Annual Incentive Plan (the “Plan”) is an integral part of an executive’s total compensation package that recognizes the executive’s yearly contributions to the success of Kaiser Federal.  The Plan is designed to:

●	support a business change to community-based banking;
●	support a culture change to pay-for-performance;
●	focus the executive team on annual goals to meet long-term goals;
●	reward executives for their effort; and
●	align compensation with the goals of the organization and marketplace practices.

All awards under the Plan are based on the understanding and condition that each Participant will act in strict compliance with all applicable laws and Kaiser Federal’s policies and core values.

Plan Year
This Plan applies to Participant and company performance during the fiscal year (July 1 through June 30).  Bonus payments generated from this Plan, if any, will be made in July following the end of the Plan year.

Important Notes
While Kaiser Federal intends to maintain the Plan on an ongoing basis, Kaiser Federal’s Board of Directors reserves the right to modify the Plan’s provisions or its application to specific individuals, or terminate the Plan, at any time for any reason.

Plan benefits represent taxable income to Participants, and all applicable federal, state, FICA and local taxes will be withheld at lump sum rates prescribed by law.  These withholding rates may differ from the Participant’s normal withholding elections.

Kaiser Federal encourages Participants to consult a tax advisor to determine the Plan’s impact on their financial situation.

Each Participant will be required to name a beneficiary to receive Plan awards in the event the Participant dies while covered by the Plan.

AIP awards are not considered income for employee benefits purposes (life insurance, 401(k), LTD, etc.).

Plan Features

Eligibility
Senior Managers who are responsible for one or more unique functions, whose decisions and actions are deemed to have a measurable impact on Kaiser Federal’s earnings are eligible to participate in the Plan. This typically includes direct reports to the Chief Executive Officer (CEO).

Nevertheless, no position is automatically eligible; each individual must be approved for AIP participation by the CEO and Board of Directors.

Newly hired executives are eligible for Plan participation if they are employed during the first three quarters of the Plan year.

Target Bonus Amounts
Each Participant has an annual target bonus that is expressed as a specific dollar amount.  This target is individually determined for each Participant based on competitive market rates and an internal comparison of targets for Participants in other positions.  The target is the bonus amount that would be paid if the Participant fully achieves all of his/her personal performance goals and Kaiser Federal fully achieves its financial goals.

Guidelines for setting AIP targets are as follows:

Position Level	AIP Target Bonus
CEO	30% of Base Salary
Senior Manager 2	20% of Base Salary
Senior Manager 1	10% of Base Salary

The target is rounded to the nearest even $100.  For example, a 20% target applied to a base salary of $105,650 results in a target of $21,130 which rounds to $21,100.

Each Participant’s annual bonus target must be approved by the CEO and Board of Directors.  The AIP target award remains fixed for a given plan year.  When the Participant’s salary increases or decreases, the AIP target award dollar amount will change effective on the first of the plan year following the base salary change, subject to approval by the CEO and Board of Directors.

The actual bonus awarded may be more or less than the target if the Participant and/or the company exceeds or falls short on performance goals.  There is no minimum payout.

Plan Features

Bonus Components
The AIP bonus award depends on the following two components:

●
Kaiser Federal’s financial performance - based on Kaiser Federal’s Return on Assets (ROA) compared to its annual goals for the Plan year.  Target ROA must be achieved or exceeded in order for an AIP award to be made.  The Board of Directors and the CEO may adjust this number up or down to reflect any extraordinary events or conditions which may have affected financial performance during the year.

Return on Assets is defined as annualized net income divided by the year’s average assets.

●	Participant personal performance - based on achieving individual goals set by the Participant and the CEO.

Participant Personal Performance
The Participant and the CEO will set one to five objectives for the Participant to achieve by the end of the Plan year:

●
One or more of these objectives must address expense management, where keeping expenses at budget is the goal, a favorable variance is exceeding expectations, and an unfavorable variance is below expectations.

●
All other personal objectives should address nonroutine job goals—e.g., a new initiative or a substantial enhancement to an existing performance standard.  Each objective should be assigned a percentage weight to reflect its relative importance and/or difficulty.  The sum of the weights must equal 100%.

The goals are set at the beginning of the Plan year using the Personal Goals form (see attached). Throughout the year, the Participant and the CEO should meet to ensure that the goals are still relevant and properly weighted in light of changing circumstances.  If the Participant’s objectives change substantially during the year (e.g. an objective is deleted and/or a new one is added), the changes must be documented.

AIP Award Calculation
Kaiser Federal must achieve or exceed its Target ROA in order for an AIP award to be made.  If the company falls short of its target, no award is made.

At the end of the Plan year, the Participant’s performance on each objective will be evaluated by the CEO and given a rating on the scale on the next page.  This rating is a multiplier that is applied to the AIP target for payout purposes.  The Participant is rated on his/her achievement of specific and quantitative objectives. If the Participant does not fully meet the personal objectives, a reduced or zero AIP award will be paid per the table below:

Plan Features

AIP Award Calculation (Cont’d.)

AIP Multiplier	Performance Results
101-120%	Outcome significantly exceeded all expectations and made a contribution well beyond what was originally envisioned.
100%	Objective fully attained; nothing short of complete success.
25-99%	Objective partially attained or significant progress made, but fell short of goal.
0%	Failed to achieve objective or to make reasonable progress.

For example, assume an AIP target award of $20,000
and personal performance that exceeded expectations.
The calculation is:

$20,000 × 1.20 = $24,000

The CEO will determine the multiplier for his/her direct reports, and the Board will determine the CEO’s multiplier.

The AIP award is subject to all normal federal, state and local tax withholding, and is not considered income for employee benefits purposes (life insurance, 401(k), LTD, etc.).

Plan Administration

Adding New Participants
The CEO may add newly hired eligible employees to the Plan during the first three quarters of the Plan year.  An employee is not automatically eligible—the CEO must approve participation.  The target in the first year will be prorated to reflect the number of months in which the Participant worked during the year, and payout after the plan year will be based on the prorated target (rounded to the nearest even $100).

For example, a Participant is hired on September 20
with a target of $20,000.  The Participant is given credit
for working in 10 months of the plan year (September
through June).  The prorated target is:

($20,000 × 10 months) = $16,667 ($16,700 rounded) 12 months

Changes to Target Bonus
The CEO and Board of Directors may adjust a Participant’s AIP target during the year if there is a material change in the Participant’s job responsibility or scope.  The new AIP target is prorated with the original target for payout purposes at the end of the Plan year.

For example, if a $20,000 AIP target is adjusted to $26,000 after nine months in the Plan year, the prorated award for payout purposes is:

($20,000 × 9 months) + ($26,000 × 3 months) = $21,500 12 months

Temporary Absence
If a Participant is temporarily disabled or is absent for any other reason for more than thirty calendar days during the Plan year, any award that might otherwise be payable under the Plan will be prorated.

For example, a Participant has a $20,000 target, was on leave of absence for 3 months, but still managed to exceed expectations for the nine months worked.  The AIP award calculation is:
$20,000 × 1.20 × 9/12 = $18,000

Plan Administration

Retirement, Death, or Permanent Disability
If employment is terminated because of total and permanent disability, normal or late retirement, early retirement approved by the Company, or death, the Participant will be granted an AIP award that will be prorated based on the number of full weeks the Participant was employed during the year.

Voluntary Termination
●	Before the end of the Plan year – the AIP award will not be paid.
●	After the end of the Plan year – the AIP award will be paid at the same time as to other Participants.

Involuntary Termination
●	For Cause - If the Participant is terminated by Kaiser Federal for cause, the AIP award will not be paid.

●
Not For Cause - If the Participant is terminated by Kaiser Federal because the Participant’s job has been eliminated as a result of an organizational restructuring or a reduction in the workforce, the Participant will be granted an AIP award, if such an award is otherwise payable.  The award will be prorated based on the number of full weeks the Participant was employed during the Plan year.

Kaiser Federal reserves the right to review, alter, amend or terminate the Plan at any time. This Plan does not constitute a contract of employment and cannot be relied on as such.